Exhibit 4.17

SUPPLEMENTAL INDENTURE #1

SUPPLEMENTAL INDENTURE #1 (this “Supplemental Indenture”), dated as of April 30, 2021, between Barkbox, Inc., a Delaware corporation (the “Company”), BarkPark, LLC, a Delaware limited liability company (“Park”), BarkRetail, LLC, a Delaware limited liability company (“Retail”: and, together with Park, the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended or supplemented, the “Indenture”), dated as of November 27, 2020, providing for the issuance of Convertible Secured Notes due 2025 (the “Notes”); and

WHEREAS, Section 10.01(a) of the Indenture provides, among other things, that the Company, the Guarantors, the Trustee and the Collateral Agent may amend or supplement the Indenture Documents without the consent of any Holder to cure an ambiguity, omission, defect or inconsistency in the Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, each Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    AMENDMENTS. Effective as of the date hereof, the Indenture is hereby amended as follows:

(a)	Section 4.06(a)(i) is hereby amended by deleting the reference therein to “December 31, 2020” and replacing it with “March 31, 2021;” and

(b)	Section 4.08 is hereby amended by deleting the reference therein to “December 31, 2020” and replacing it with “March 31, 2021.”

3.    EFFECTIVENESS. This Supplemental Indenture shall be effective upon execution by the parties hereto.

4.    RECITALS. The recitals contained herein shall be taken as the statements of the Company and the Guarantors and neither the Trustee nor the Collateral Agent assume any responsibility for their correctness. The Trustee and the Collateral Agent each makes no representations as to the validity of this Supplemental Indenture.

5.    NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.    COUNTERPARTS. The parties hereto may sign any number of copies of this Supplemental Indenture (including by electronic transmission as set forth in Section 18.17 of the Indenture). Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or portable document format transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or portable document format shall be deemed to be their original signatures for all purposes.

7.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.    ACCEPTANCE BY THE TRUSTEE: The Trustee and the Collateral Agent each assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company and the Guarantors and neither the Trustee nor the Collateral Agent shall be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Supplemental Indenture and each make no representation with respect thereto.

9.    SEVERABILITY. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

10.    RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

11.    LIMITED AGREEMENT. The execution, delivery and effectiveness of this Supplemental Indenture shall not directly or indirectly operate as a waiver of any Default or Event of Default (whether or not known to any party hereto) or any other right, power or remedy of the holders of the Notes, the Trustee, or the Collateral Agent, nor constitute a waiver of any provision of the Indenture Documents or any other documents, instruments or agreements executed and/or delivered in connection therewith. Without limiting the foregoing, the Company and the Guarantors hereby acknowledge and agree that the execution of this Supplemental Indenture shall not be construed as a release, waiver, or modification of any of the terms, conditions, representations, warranties, covenants, rights, or remedies set forth in any Indenture Document, except as specifically provided in Section 2 hereof. This Supplemental Indenture is not intended to, nor shall it, establish any course of dealing among the Company and the holders and shall not constitute a continuing waiver of any kind.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

BARKBOX, INC., as the Company

By:
Name:
Title:

BARKPARK, LLC, as a Guarantor

By:
Name:
Title:

BARKRETAIL, LLC, as a Guarantor

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

[Signature Page to Supplemental Indenture No. 1]